Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR

SECOND QUARTER OF 2015

BILOXI, MS (July 30, 2015)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported a net loss of $1,605,000 for the second quarter of 2015, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

Financial results for the second quarter of 2015 reflected the company’s steadfast commitment to strategic initiatives for long-term financial performance. The provision for loan losses during the second quarter of 2015 was $1,536,000 compared to $537,000 for the same period last year. The loan loss provision increase over the prior year was primarily related to two real estate development loans. Charge-offs increased during the second quarter of 2015 to $1,989,000 compared to $707,000 for the second quarter of 2014. The allowance for loan losses as a percentage of total loans was 2.64% as of June 30, 2015 compared to 2.61% as of June 30, 2014.

As of June 30, 2015, Other Real Estate (“ORE”) was $11,762,000 compared to $8,924,000 at June 30, 2014. Foreclosures year to date for 2015 totaled $6,337,000, inclusive of $4,950,000 in real estate related to a single credit relationship from the first quarter, compared to $194,000 year to date for 2014.

“Our second quarter financial results demonstrate our commitment to asset quality improvement,” said Swetman. “Consistent with our near-term strategic objectives, on August 20th the company will auction a substantial quantity of our ORE properties. This will significantly reduce our ORE and improve the company’s long-term financial performance,” he added.

Loss per weighted average share for the second quarter of 2015 was $0.32, compared to earnings of $0.07 per weighted average share in the second quarter of 2014. Per share figures are based on weighted average common shares outstanding of 5,123,186 for the three-month periods ended June 30, 2015 and 2014.

The Company’s primary capital ratio increased to 14.90% as of June 30, 2015, compared to 14.88% at the end of the same period in 2014.

Founded in 1896, with $680 million in assets as of June 30, 2015, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net interest income	$4,594	$5,398	$9,349	$10,959
Provision for loan losses	1,536	537	2,522	1,074
Non-interest income	1,805	2,280	3,746	4,497
Non-interest expense	6,468	7,041	13,329	13,792
Income taxes		(235)		(324)
Net income (loss)	(1,605)	335	(2,756)	914
(Loss) earnings per share	(.32)	.07	(.54)	.18
TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Allowance for loan losses, beginning of period	$9,985	$9,462	$9,206	$8,934
Recoveries	18	142	75	214
Charge-offs	(1,989)	(707)	(2,253)	(788)
Provision for loan losses	1,536	537	2,522	1,074

Allowance for loan losses, end of period	$9,550	$9,434	$9,550	$9,434

ASSET QUALITY
	June 30,
	2015	2014
Allowance for loan losses as a percentage of loans	2.64%	2.61%
Loans past due 90 days and still accruing	$305	$512
Nonaccrual loans	28,989	24,908
PERFORMANCE RATIOS (annualized)
	June 30,
	2015	2014
Return on average assets	(.81%)	.24%
Return on average equity	(5.89%)	1.80%
Net interest margin	3.12%	3.42%
Efficiency ratio	126%	96%
Primary capital	14.90%	14.88%
BALANCE SHEET SUMMARY
	June 30,
	2015	2014
Total assets	$680,234	$739,160
Securities	237,528	292,351
Loans	361,862	361,519
Other real estate	11,762	8,924
Total deposits	537,545	541,213
Shareholders’ equity	92,324	103,602
Book value per share	18.02	20.22
Weighted average shares	5,123,186	5,123,186